EXHIBIT 99.1


             US AIRWAYS TO REPURCHASE PREFERRED SHARES FROM BA


               ARLINGTON, Va., May 20, 1997 -- US Airways Group, Inc. said today that it will repurchase from British Airways all of the outstanding Series T-1 and Series T-2 preferred stock and a portion of the Series F preferred stock. The purchase price for the Series T-1 and T-2 preferred shares is equivalent to $26.50 per common share and the purchase price for the Series F shares is equivalent to $24.63 per common share.

               "We see this as a very attractive opportunity to purchase stock at a discount to current market," said Stephen M. Wolf, the chairman and CEO of US Airways. "We will continue to seek opportunities to use the company's resources to increase value for our shareholders."

               In the transaction, US Airways will repurchase all 152.1 shares of Series T-1 preferred stock outstanding, all 9,918.8 shares of Series T-2 preferred and 1,940.6 of the 30,000 shares of Series F. These shares, which the company will retire, would be convertible into 4,831.695 shares of common stock. British Airways has agreed to convert the remaining Series F preferred stock into common stock on or prior to June 3, 1997.